CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 26, 2019, accompanying the financial statements of Investment Grade Corporate Trust, 3-7 Year Series 21 (included in Invesco Unit Trusts, Taxable Income Series 563) as of April 30, 2019, and for the period from May 19, 2016 (date of deposit) through April 30, 2017 and for each of the two years in the period ended April 30, 2019, and the financial highlights for the period from May 19, 2016 (date of deposit) through April 30, 2017 and for each of the two years in the period ended April 30, 2019, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-209632) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 26, 2019